Exhibit 99.1

LeMaitre Vascular Prices $150 Million Convertible Senior Notes

BOSTON, MA, December 16, 2024 -- LeMaitre Vascular, Inc. (“LeMaitre”) (Nasdaq: LMAT) today announced the pricing of its offering of $150,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes is scheduled to settle on December 19, 2024, subject to customary closing conditions. LeMaitre also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $22,500,000 aggregate principal amount of notes.

The notes will be senior, unsecured obligations of LeMaitre and will accrue interest at a rate of 2.50% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2025. The notes will mature on February 1, 2030, unless earlier repurchased, redeemed or converted. Before August 1, 2029, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after August 1, 2029, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. LeMaitre will settle conversions by paying or delivering, as applicable, cash, shares of its common stock, or a combination of cash and shares of its common stock, at LeMaitre’s election. The initial conversion rate is 8.3521 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $119.73 per share of common stock. The initial conversion price represents a premium of approximately 30% over the last reported sale price of $92.10 per share of LeMaitre’s common stock on December 16, 2024. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (as defined in the indenture for the notes) occurs, LeMaitre will, in certain circumstances, increase the conversion rate for a specified time for holders who convert their notes in connection with that make-whole fundamental change.

The notes will be redeemable, in whole or in part (subject to certain limitations on partial redemptions), for cash at LeMaitre’s option at any time, and from time to time, on or after February 5, 2028 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of LeMaitre’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If LeMaitre calls any or all notes for redemption, holders of notes may convert their notes during the related redemption conversion period, and any such conversion of a note called for redemption will also constitute a “make-whole fundamental change” with respect to such note called for redemption.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then noteholders may require LeMaitre to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

LeMaitre estimates the net proceeds from the offering will be approximately $145.9 million (or approximately $167.8 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses.

LeMaitre intends to use the net proceeds from the offering, including the purchase of additional notes, for working capital and other general purposes, which may include acquisitions of or investments in complementary companies, product lines, products or technologies.

The notes will be sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and unless so registered, the notes and any such shares cannot be offered or sold except pursuant to an applicable exemption from, or in a transaction not subject to, such registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any offer or sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About LeMaitre

LeMaitre (Nasdaq: LMAT) is a provider of devices, implants and services for the treatment of peripheral vascular disease, a condition that affects more than 200 million people worldwide. LeMaitre develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements, including, among other things, statements regarding the completion, timing and size of the proposed offering, the terms of the notes and the expected use of proceeds. In addition, other written or oral statements that constitute forward-looking statements may be made by LeMaitre or on its behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “estimate,” “may,” “target,” “project,” “is intended to,” “project,” “guidance,” “likely,” “usually,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements represent the current expectations of LeMaitre regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are (i) the risk that the offering will not be consummated, (ii) changes as a result of market conditions, including market interest rates, (iii) fluctuations in the trading price and volatility of LeMaitre’s common stock, (iv) unanticipated uses of capital, (v) the impact of general economic, industry or political conditions in the United States or internationally and (vi) risks relating to LeMaitre’s business, including those described in LeMaitre’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and LeMaitre does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact:
Gregory Manker
Director, Business Development & Investor Relations
LeMaitre Vascular, Inc.
+ 1-781-362-1260
gmanker@lemaitre.com